Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Strong Fourth Quarter and 2013 Financial Results

•	Q4 EPS of $2.12; 2013 EPS Increase 7 Percent to $8.35

•	Q4 Sales Total $6.2 Billion; 2013 Sales Total $24.7 Billion

•	Q4 Free Cash Flow[1] of $1.0 Billion; 2013 Free Cash Flow[1] of $2.1 Billion

•	6.6 Million Shares Repurchased in Q4 for $699 Million; 27.3 Million Shares Repurchased in 2013 for $2.4 Billion; 2013 Weighted Average Shares Outstanding Decrease by Approximately 8 Percent

•	2014 EPS Guidance of $8.70 to $9.00

FALLS CHURCH, Va. – Jan. 30, 2014 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2013 net earnings of $478 million, or $2.12 per diluted share, compared to $533 million, or $2.14 per diluted share, in the fourth quarter of 2012. Fourth quarter 2013 diluted earnings per share are based on 225.2 million weighted average shares outstanding compared with 248.9 million shares in the fourth quarter of 2012, a decrease of approximately 10 percent. The company repurchased 6.6 million shares of its common stock in the fourth quarter of 2013 for $699 million.
For 2013, net earnings totaled $2.0 billion, comparable to 2012 net earnings. Diluted earnings per share for 2013 increased 7 percent to $8.35 from $7.81 in 2012. Diluted earnings per share for 2013 are based on 233.9 million weighted average shares outstanding compared with 253.4 million shares in 2012. During 2013, the company repurchased 27.3 million shares of its common stock for $2.4 billion. As of Dec. 31, 2013, $3.1 billion remained on the company's current share repurchase authorization. The company has repurchased 20.8 million shares toward its previously announced goal of retiring 60 million shares of its outstanding common stock by the end of 2015, market conditions permitting.
“Our team continues to deliver outstanding results. Although we are encouraged by progress toward a more normal budgeting process for our customers, we expect lower sales in 2014, particularly for our short cycle businesses. Despite this top line pressure, we expect other positive trends, particularly the benefit of our planned share repurchases, to support continued earnings per share growth in 2014. Our strategy remains the same. We are focused on superior program performance, effective cash deployment

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

and portfolio alignment as the primary value creation drivers for our shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	3

Table 1 — Financial Highlights

	Fourth Quarter		Total Year
($ in millions, except per share amounts)	2013	2012	2013	2012
Sales	$6,157	$6,476	$24,661	$25,218
Segment operating income[1]	772	875	3,080	3,176
Segment operating margin rate[1]	12.5%	13.5%	12.5%	12.6%
Operating income	768	824	3,123	3,130
Operating margin rate	12.5%	12.7%	12.7%	12.4%
Net earnings	478	533	1,952	1,978
Diluted EPS	2.12	2.14	8.35	7.81
Cash provided by operations	1,204	1,057	2,483	2,640
Free cash flow[1]	1,018	922	2,119	2,309

Pension-adjusted Operating Highlights
Operating income	768	824	3,123	3,130
Net FAS/CAS pension adjustment[1]	(43)	(31)	(168)	(132)
Pension-adjusted operating income[1]	$725	$793	$2,955	$2,998
Pension-adjusted operating margin rate[1]	11.8%	12.2%	12.0%	11.9%

Pension-adjusted Per Share Data
Diluted EPS	$2.12	$2.14	$8.35	$7.81
After-tax net pension adjustment per share[1]	(0.12)	(0.08)	(0.47)	(0.34)
Pension-adjusted diluted EPS[1]	$2.00	$2.06	$7.88	$7.47
Weighted average shares outstanding — Basic	220.5	243.4	229.6	248.6
Dilutive effect of stock awards and stock options	4.7	5.5	4.3	4.8
Weighted average shares outstanding — Diluted	225.2	248.9	233.9	253.4

[1]	Non-GAAP metric — see definitions at the end of this press release.
Fourth quarter 2013 total operating income decreased $56 million or 7 percent, and operating margin rate decreased 20 basis points to 12.5 percent. Lower operating income includes a $103 million decrease in segment operating income that was partially offset by a $33 million decrease in unallocated corporate expense and a $12 million improvement in net FAS/CAS pension adjustment. Fourth quarter 2013 segment operating income decreased 12 percent and segment operating margin rate decreased to 12.5 percent. The change in segment operating income is due to lower sales and operating margin rate at Aerospace Systems, and lower sales at Information Systems.
For 2013, operating income was $3.1 billion, comparable to the prior year period. Operating margin rate increased 30 basis points to 12.7 percent. Operating income for 2013 reflects a 3 percent decline in segment operating income, principally due to lower sales, partially offset by a $49 million reduction in unallocated corporate expenses and a $36 million improvement in net FAS/CAS pension adjustment.
Total backlog as of Dec. 31, 2013, was $37.0 billion compared with $40.8 billion as of Dec. 31, 2012. The decline in backlog was primarily due to reductions and delays in customer awards resulting from the current U.S. government budget environment as well as Information Systems backlog adjustments of $1.0 billion in the first half of the year, primarily to reduce unfunded backlog for expired periods of performance on active contracts. Fourth quarter 2013 new awards totaled $5.7 billion, and book-to-bill was 92 percent. For 2013, new awards totaled $21.9 billion, and book-to-bill was 89 percent.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	4

Table 2 — Cash Flow Highlights

	Fourth Quarter		Total Year
($ millions)	2013	2012	2013	2012
Cash provided by operating activities before discretionary pension contributions[1]	$1,160	$1,029	$2,806	$2,833
After-tax discretionary pension pre-funding impact	44	28	(323)	(193)
Net cash provided by operating activities	$1,204	$1,057	$2,483	$2,640
Less:
Capital expenditures	(186)	(135)	(364)	(331)
Free cash flow[1]	$1,018	$922	$2,119	$2,309
After-tax discretionary pension pre-funding impact	(44)	(28)	323	193
Free cash flow provided by operating activities before discretionary pension contributions[1]	$974	$894	$2,442	$2,502

[1]	Non-GAAP metric — see definitions at the end of this press release.
Fourth quarter 2013 cash provided by operating activities totaled $1.2 billion compared with $1.1 billion in the prior year period. Fourth quarter 2013 free cash flow provided by operating activities totaled $1.0 billion compared with $922 million in the prior year period.
For 2013, cash provided by operating activities totaled $2.5 billion compared with $2.6 billion in 2012. Before discretionary pension contributions, 2013 cash from operations totaled $2.8 billion and 2013 free cash flow totaled $2.4 billion. Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through Dec. 31, 2013:
Operations

•	$2.5 billion provided by operations

Investing

•	$364 million for capital expenditures

Financing

•	$2.4 billion for repurchases of common stock

•	$2.8 billion net proceeds from issuance of long-term debt

•	$877 million for redemption of long-term debt

•	$545 million for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	5

2014 Guidance

($ in millions, except per share amounts)

Sales	23,500	—	23,800

Segment operating margin %[1]	High 11%

Operating margin %	High 12%

Diluted EPS	8.70	—	9.00

Cash provided by operations	2,300	—	2,600

Free cash flow[1]	1,700	—	2,000

[1] Non-GAAP metric - see definitions at the end of this press release.

The company's 2014 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2013 and the Consolidated Appropriations Act of 2014. The guidance assumes no disruption or cancellation of any of our significant programs and no disruption or shutdown of government operations resulting from a federal government debt ceiling breach. Guidance for 2014 also assumes adequate appropriations for our programs in the first quarter of the U.S. government's fiscal year 2015.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	6

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Fourth Quarter			Total Year
($ millions)	2013	2012	Change	2013	2012	Change
Sales
Aerospace Systems	$2,432	$2,604	(7%)	$10,014	$9,977	—
Electronic Systems	1,883	1,775	6%	7,149	6,950	3%
Information Systems	1,614	1,880	(14%)	6,596	7,356	(10%)
Technical Services	691	738	(6%)	2,843	3,019	(6%)
Intersegment eliminations	(463)	(521)		(1,941)	(2,084)
	6,157	6,476	(5%)	24,661	25,218	(2%)
Segment operating income[1]
Aerospace Systems	279	359	(22%)	1,215	1,218	—
Electronic Systems	335	328	2%	1,226	1,187	3%
Information Systems	159	184	(14%)	633	761	(17%)
Technical Services	61	62	(2%)	262	268	(2%)
Intersegment eliminations	(62)	(58)		(256)	(258)
Segment operating income[1]	772	875	(12%)	3,080	3,176	(3%)
Segment operating margin rate[1]	12.5%	13.5%	(100) bps	12.5%	12.6%	(10) bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	43	31	39%	168	132	27%
Unallocated corporate expenses	(46)	(79)	42%	(119)	(168)	29%
Other	(1)	(3)	67%	(6)	(10)	40%
Operating income	768	824	(7%)	3,123	3,130	—
Operating margin rate	12.5%	12.7%	(20) bps	12.7%	12.4%	30 bps
Interest expense	(74)	(54)	(37%)	(257)	(212)	(21%)
Other, net	13	17	(24%)	(3)	47	(106%)
Earnings before income taxes	707	787	(10%)	2,863	2,965	(3%)
Federal and foreign income tax expense	(229)	(254)	10%	(911)	(987)	8%
Net earnings	$478	$533	(10%)	$1,952	$1,978	(1%)

[1]	Non-GAAP metric — see definitions at the end of this press release.

For 2013, federal and foreign income tax expense totaled $911 million, compared with $987 million in 2012. The effective tax rate in 2013 declined to 31.8 percent from 33.3 percent in the prior year period. The lower effective tax rate for 2013 is principally due to a $37 million benefit for the American Taxpayer Relief Act, which reinstated research tax credits for years 2012 and 2013, and a $21 million increase in Section 199 manufacturing deductions.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	7

Aerospace Systems ($ millions)

	Fourth Quarter			Total Year
	2013	2012	Change	2013	2012	Change
Sales	$2,432	$2,604	(6.6%)	$10,014	$9,977	0.4%
Operating income	279	359	(22.3%)	1,215	1,218	(0.2%)
Operating margin rate	11.5%	13.8%		12.1%	12.2%
Aerospace Systems fourth quarter 2013 sales decreased 7 percent due to lower volume for unmanned and space programs. Unmanned volume was lower for several programs, primarily Global Hawk. The decrease in space primarily reflects lower volume for restricted programs, partially offset by higher volume for the James Webb Space Telescope.
For 2013, Aerospace Systems sales were slightly higher than the prior year due to higher volume for manned military aircraft programs, offset by lower volume for unmanned and space programs. Higher volume for the F-35, B-2 and E-2D programs contributed to the increase in manned military aircraft sales. The decline in unmanned is primarily due to lower volume for Global Hawk, partially offset by higher volume for NATO AGS. The decline in space programs includes lower volume for restricted work and higher volume for the James Webb Space Telescope and the Advanced EHF program.
Aerospace Systems fourth quarter 2013 operating income decreased 22 percent and operating margin rate decreased 230 basis points to 11.5 percent. Lower operating income and operating margin rate reflect lower sales as well as a $101 million decrease in net favorable adjustments. For 2013, operating income was comparable to the prior year period and operating margin rate declined slightly to 12.1 percent.
Electronic Systems ($ millions)

	Fourth Quarter			Total Year
	2013	2012	Change	2013	2012	Change
Sales	$1,883	$1,775	6.1%	$7,149	$6,950	2.9%
Operating income	335	328	2.1%	1,226	1,187	3.3%
Operating margin rate	17.8%	18.5%		17.1%	17.1%
Electronic Systems fourth quarter 2013 sales increased 6 percent from the prior year period due to higher volume for space, international and combat avionics programs, which was partially offset by lower volume for navigation and maritime systems programs. For 2013, sales increased 3 percent principally due to higher sales for international and space programs. Higher volume for these programs was partially offset by lower volume for navigation and maritime systems programs and lower volume for laser systems programs due to in-theater force reductions.
Electronic Systems fourth quarter 2013 operating income increased 2 percent, and operating margin rate decreased 70 basis points to 17.8 percent. Electronic Systems fourth quarter 2013 operating income reflects higher sales, partially offset by lower net favorable adjustments than in the prior year period. For 2013, operating income increased 3 percent, consistent with higher sales, and operating margin rate of 17.1 percent was unchanged from the prior year.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	8

Information Systems ($ millions)

	Fourth Quarter			Total Year
	2013	2012	Change	2013	2012	Change
Sales	$1,614	$1,880	(14.1%)	$6,596	$7,356	(10.3%)
Operating income	159	184	(13.6%)	633	761	(16.8%)
Operating margin rate	9.9%	9.8%		9.6%	10.3%
Information Systems fourth quarter 2013 sales declined 14 percent due to lower funding levels, including impacts from sequestration and the government shutdown, lower volume for programs impacted by in-theater force reductions, contract completions, and the transfer of intercompany efforts to the company's shared services organization.
For 2013, sales declined 10 percent. The transfer of intercompany efforts to the company's shared services organization accounted for $98 million of the decline. Excluding the transfer, 2013 sales declined 9 percent due to lower funding levels, including the impacts of sequestration, lower volume for programs impacted by in-theater force reductions, and contract completions.
Information Systems fourth quarter 2013 operating income decreased 14 percent and operating margin rate increased 10 basis points to 9.9 percent. Fourth quarter 2013 operating income reflects lower sales, and the higher operating margin rate reflects improved performance. For 2013, operating income declined 17 percent, reflecting lower sales and a $73 million reduction in net favorable adjustments.
Technical Services ($ millions)

	Fourth Quarter			Total Year
	2013	2012	Change	2013	2012	Change
Sales	$691	$738	(6.4%)	$2,843	$3,019	(5.8%)
Operating income	61	62	(1.6%)	262	268	(2.2%)
Operating margin rate	8.8%	8.4%		9.2%	8.9%
Technical Services fourth quarter and 2013 sales both declined by 6 percent. The decline in both periods was due to lower volume for integrated logistics and modernization programs and lower volume for the ICBM program.
Technical Services fourth quarter and 2013 operating income both declined by 2 percent, principally due to lower sales, partially offset by improved performance. Fourth quarter operating margin rate increased 40 basis points to 8.8 percent, and 2013 operating margin rate increased 30 basis points to 9.2 percent. The increase in operating margin rate is primarily due to improved performance across several programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	9

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on Jan. 30, 2014. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

This release and the attachments contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” "anticipate,” “trends,” “guidance,” "goal," and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, statements relating to our future financial condition and operating results. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict.
Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, risks related to: the assumptions on which our guidance is based; our dependence on U.S. Government contracts; the effect of economic conditions in the United States and globally; changes in government and customer priorities and requirements; government budgetary constraints; shifts or reductions in defense spending resulting from budget pressures and/or changes in priorities, sequestration under the Budget Control Act of 2011, a continuing resolution with limited new starts; the lack of annual appropriations legislation or otherwise; debt-ceiling limits and disruption to or shutdown of government operations; timing of payments; changes in import and export policies; changes in customer short-range and long-range plans; major program terminations; the acquisition, deferral, reduction or termination of contracts or programs; our non-U.S. business, including legal, regulatory, financial, security and governmental risks related to doing business internationally; the outcome of litigation, claims, audits, appeals, bid protests and investigations; our ability to recover certain costs under U.S. Government contracts; market conditions; our ability to access capital; performance and financial viability of key suppliers and subcontractors; interest and discount rates or other changes that may impact pension plan assumptions and actual returns on pension plan assets; the adequacy of our insurance coverage and recoveries; the costs of environmental remediation; our ability to attract and retain qualified personnel; changes in health care costs and requirements; changes in organizational structure and reporting segments; acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; the effects of legislation, regulations, and other changes in accounting, tax, defense procurement or other rules or practices; technical, operational or quality setbacks in contract performance; availability of materials and supplies; controlling costs of fixed-price development programs; domestic and international competition; potential security threats, information technology attacks, natural disasters and other disruptions not under our control; and other risk factors and other important factors disclosed in our Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on forward-looking statements. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2013	2012	2011
Sales
Product	$14,033	$13,838	$15,073
Service	10,628	11,380	11,339
Total sales	24,661	25,218	26,412
Operating costs and expenses
Product	10,623	10,415	11,491
Service	8,659	9,223	9,295
General and administrative expenses	2,256	2,450	2,350
Operating income	3,123	3,130	3,276
Other (expense) income
Interest expense	(257)	(212)	(221)
Other, net	(3)	47	28
Earnings from continuing operations before income taxes	2,863	2,965	3,083
Federal and foreign income tax expense	911	987	997
Earnings from continuing operations	1,952	1,978	2,086
Earnings from discontinued operations, net of tax	—	—	32
Net earnings	$1,952	$1,978	$2,118

Basic earnings per share
Continuing operations	$8.50	$7.96	$7.54
Discontinued operations	—	—	0.11
Basic earnings per share	$8.50	$7.96	$7.65
Weighted-average common shares outstanding, in millions	229.6	248.6	276.8

Diluted earnings per share
Continuing operations	$8.35	$7.81	$7.41
Discontinued operations	—	—	0.11
Diluted earnings per share	$8.35	$7.81	$7.52
Weighted-average diluted shares outstanding, in millions	233.9	253.4	281.6

Net earnings (from above)	$1,952	$1,978	$2,118
Other comprehensive income
Change in unamortized benefit plan costs, net of tax (expense) benefit of ($1,177) in 2013, $860 in 2012 and $823 in 2011	1,790	(1,303)	(1,249)
Change in cumulative translation adjustment	14	8	(4)
Change in unrealized loss on marketable securities and cash flow hedges, net of tax benefit of $1 in 2013, $0 in 2012 and $2 in 2011	(1)	(2)	(4)
Other comprehensive income (loss), net of tax	1,803	(1,297)	(1,257)
Comprehensive income	$3,755	$681	$861

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	December 31
$ in millions	2013	2012
Assets
Cash and cash equivalents	$5,150	$3,862
Accounts receivable, net	2,685	2,858
Inventoried costs, net	698	798
Deferred tax assets	605	574
Prepaid expenses and other current assets	350	300
Total current assets	9,488	8,392
Property, plant and equipment, net of accumulated depreciation of $4,337 in 2013 and $4,146 in 2012	2,806	2,887
Goodwill	12,438	12,431
Non-current deferred tax assets	209	1,542
Other non-current assets	1,440	1,291
Total assets	$26,381	$26,543

Liabilities
Trade accounts payable	$1,229	$1,392
Accrued employee compensation	1,169	1,173
Advance payments and amounts in excess of costs incurred	1,722	1,759
Other current liabilities	1,695	1,732
Total current liabilities	5,815	6,056
Long-term debt, net of current portion of $2 in 2013 and $5 in 2012	5,928	3,930
Pension and other post-retirement benefit plan liabilities	2,954	6,085
Other non-current liabilities	1,064	958
Total liabilities	15,761	17,029

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2013—217,599,230 and 2012—239,209,812	218	239
Paid-in capital	848	2,924
Retained earnings	12,538	11,138
Accumulated other comprehensive loss	(2,984)	(4,787)
Total shareholders’ equity	10,620	9,514
Total liabilities and shareholders’ equity	$26,381	$26,543

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2013	2012	2011
Operating activities
Sources of cash—continuing operations
Cash received from customers	$24,631	$25,364	$26,431
Other cash receipts	99	99	149
Total sources of cash—continuing operations	24,730	25,463	26,580
Uses of cash—continuing operations
Cash paid to suppliers and employees	(20,473)	(21,074)	(22,059)
Pension contributions	(579)	(367)	(1,084)
Interest paid, net of interest received	(234)	(200)	(227)
Income taxes paid, net of refunds received	(880)	(1,119)	(810)
Other cash payments	(81)	(63)	(53)
Total uses of cash—continuing operations	(22,247)	(22,823)	(24,233)
Cash provided by continuing operations	2,483	2,640	2,347
Cash used in discontinued operations	—	—	(232)
Net cash provided by operating activities	2,483	2,640	2,115
Investing activities
Continuing operations
Capital expenditures	(364)	(331)	(492)
Maturities of short-term investments	—	250	200
Contribution received from the spin-off of shipbuilding business	—	—	1,429
Purchases of short-term investments	—	—	(450)
Other investing activities, net	18	(3)	56
Cash (used in) provided by investing activities from continuing operations	(346)	(84)	743
Cash used in investing activities from discontinued operations	—	—	(63)
Net cash (used in) provided by investing activities	(346)	(84)	680
Financing activities
Net proceeds from issuance of long-term debt	2,841	—	—
Common stock repurchases	(2,371)	(1,316)	(2,295)
Payments of long-term debt	(877)	—	(768)
Cash dividends paid	(545)	(535)	(543)
Proceeds from exercises of stock options	184	188	101
Other financing activities, net	(81)	(33)	11
Net cash used in financing activities	(849)	(1,696)	(3,494)
Increase (decrease) in cash and cash equivalents	1,288	860	(699)
Cash and cash equivalents, beginning of year	3,862	3,002	3,701
Cash and cash equivalents, end of year	$5,150	$3,862	$3,002

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2013	2012	2011
Reconciliation of net earnings to net cash provided by operating activities
Net earnings	$1,952	$1,978	$2,118
Net earnings from discontinued operations	—	—	(32)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	495	510	544
Stock-based compensation	144	183	140
Excess tax benefits from stock-based compensation	(43)	(45)	(17)
Deferred income taxes	128	78	441
(Increase) decrease in assets:
Accounts receivable, net	171	90	350
Inventoried costs, net	101	46	(2)
Prepaid expenses and other assets	(51)	(65)	16
Increase (decrease) in liabilities:
Accounts payable and accruals	(169)	23	(341)
Income taxes payable	2	(75)	(32)
Retiree benefits	(281)	(71)	(904)
Other, net	34	(12)	66
Cash provided by continuing operations	2,483	2,640	2,347
Cash used in discontinued operations	—	—	(232)
Net cash provided by operating activities	$2,483	$2,640	$2,115

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	December 31, 2013			December 31, 2012
$ in millions	FUNDED (1)	UNFUNDED (2)	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$10,061	$8,260	$18,321	$19,594
Electronic Systems	6,992	2,045	9,037	9,471
Information Systems(3)	3,285	3,579	6,864	8,541
Technical Services	2,206	605	2,811	3,203
Total	$22,544	$14,489	$37,033	$40,809

(1)	Funded backlog represents firm orders for which funding is authorized and appropriated.

(2)
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

(3)
Information Systems backlog as of December 31, 2013 includes $1.0 billion of adjustments recognized in the six months ended June 30, 2013, primarily to reduce unfunded backlog for expired periods of performance on active contracts, including task orders on IDIQ contracts.

New Awards — The estimated values of contract awards included in backlog during the three months and twelve months ended December 31, 2013, were $5.7 billion and $21.9 billion, respectively. Net of the Information Systems backlog adjustments referenced above, contract awards for the twelve months ended December 31, 2013 were $20.9 billion.

Northrop Grumman Reports Fourth Quarter and 2013 Financial Results	15

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of 2013 and 2012 financial performance and is reconciled in Table 2.
Free cash flow: Cash provided by operating activities less capital expenditures (including outsourcing contract & related software costs). We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow provided by operating activities before discretionary pension contributions: Free cash flow provided by operating activities before the after-tax impact of discretionary pension contributions. We use free cash flow provided by operating activities before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow provided by operating activities before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2013 and 2012 financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, including unallowable or unallocable portions of management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net FAS/CAS pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 3, as an internal measure of financial performance of our individual operating segments.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
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Northrop Grumman Corporation
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